Exhibit 99.1

RealNetworks Announces Proposed Convertible Subordinated Notes Offering

SEATTLE, WA, June 11, 2003 — RealNetworks, Inc. (Nasdaq: RNWK) announced that it intends to offer, subject to market and other conditions, approximately $100 million aggregate principal amount of zero coupon convertible subordinated notes due 2010 through an offering to qualified institutional buyers. The conversion rate and offering price are to be determined by negotiations between RealNetworks and the initial purchaser of the notes.
     RealNetworks stated that it expects to grant the initial purchaser an option to purchase up to an additional $10 million principal amount of notes.
     RealNetworks plans to use the net proceeds of the offering for general corporate purposes, acquisitions, other strategic transactions, including joint ventures, and working capital requirements.
     This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
     The securities will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

Forward Looking Statement

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements regarding RealNetworks’ intent to issue the notes and the intended use of proceeds from the offering. Actual results may differ materially from the results predicted. Factors that could cause actual results to differ from the results predicted include market conditions and other risks typically associated with securities offerings, and the risk that changing business conditions cause us to use the proceeds of the offering in other manners. More information about potential risk factors that could affect RealNetworks’ business and financial results is included in our annual report on Form 10-K for the year ended December 31, 2002 and our quarterly report on Form 10-Q for the quarter ended March 31, 2003, and from time to time in other reports filed by RealNetworks with the Securities and Exchange Commission. Except as required by law, RealNetworks undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or other events.

Note: RealNetworks is a registered trademark of RealNetworks, Inc.